UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2009

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14837	75-2756163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 19, 2009, Quicksilver Resources Inc. (“Quicksilver”) announced that it had completed its sale of 27.5% of Quicksilver’s Alliance leasehold interests to Eni US Operating Co. Inc. and Eni Petroleum US LLC.  Quicksilver intends to use net proceeds from the transaction of approximately $280 million to repay a portion of its existing indebtedness under its second lien term loan due 2013.

Quicksilver’s existing Alliance natural gas leasehold covers approximately 13,000 net acres in Denton and Tarrant counties, Texas.  The two companies have formed a strategic alliance for acquisition, development and exploitation of unconventional natural gas resources in an area covering approximately 270,000 acres surrounding Quicksilver’s existing Alliance leasehold.  The transaction includes pricing support, capital commitments made by the buyers, capital expenditure commitments made by Quicksilver and obligations made by the buyers regarding the payment of certain midstream capital expenditures.  The pricing support is in place through December 31, 2010 and provides for the purchase of the buyers’ production at a fixed price of $8.60 per mmbtu less certain gathering and transportation deductions.  The transaction does not include Quicksilver’s midstream gathering infrastructure or any of its existing leasehold beyond the Alliance properties.

The statements in this Current Report on Form 8-K regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual activities could differ materially from those contained in this Current Report on Form 8-K because of a variety of factors disclosed in Quicksilver’s filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President -
Chief Financial Officer

Date: June 19, 2009